Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 7, 2021 (April 8, 2022 as to the effects of the restatement discussed in note 10), relating to the consolidated financial statements of Ooma, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, CA

December 9, 2022